PRESS RELEASE

INVESTOR CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	MEDIA CONTACT: George Gutierrez Sr. Director, Global Communications & Content Strategy (831) 458-7537

Plantronics Announces Second Quarter Fiscal Year 2017 Financial Results

Q2 Results Meet Guidance; GAAP and Non-GAAP EPS Grew by 21% and 17%,
Unified Communications and Consumer Continue to Drive Growth

SANTA CRUZ, CA - November 1, 2016 - Plantronics, Inc. (NYSE: PLT) today announced second quarter fiscal year 2017 financial results. Highlights of the second quarter include the following (comparisons are against the second quarter of fiscal year 2016);

•	Net revenues were $216.2 million, an increase of 0.5% compared with $215.0 million, and within our guidance range of $215 million to $225 million

•	GAAP gross margin was 51.1% compared with 51.6%

◦	Non-GAAP gross margin was 51.4% compared with 52.0%

•	GAAP operating income was $32.0 million compared with $34.1 million

◦	Non-GAAP operating income was $42.3 million compared with $43.0 million

•	GAAP diluted earnings per share (“EPS”) was $0.63 compared with $0.52, and above our guidance range of $0.51 to $0.61

◦	Non-GAAP diluted EPS was $0.82 compared with $0.70, and within our guidance range of $0.73 to $0.83

Year-over-year GAAP Results
Year-over-year Non-GAAP Results

A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

"We continue to execute well and we are on track for Non-GAAP operating margin improvement in fiscal year 2017, compared with the prior year,” stated Joe Burton, President and CEO. "Our key objectives are to accelerate revenue and profit growth while strategically investing in new opportunities."

"Our focus on cost controls resulted in an additional quarter in which our operating expenses increased at a rate lower than revenues, and when combined with a significant reduction in our shares outstanding, resulted in 17% EPS growth" stated Pam Strayer, Senior Vice President and Chief Financial Officer. "Our total cash position grew to $554 million and our cash flow from operations was $65.8 million year-to-date compared to $66.4 million in the prior year-to-date period."

Financial Highlights for Q2 and Year-to-Date Fiscal 2017:

Revenue

Total net revenues for the second quarter of FY17 of $216.2 million were up 0.5%, or $1.2 million compared to the second quarter last year. Enterprise net revenues of $154.5 million were down 4%, or $5.9 million, driven by a decline in our Core Enterprise revenues, partially offset by revenue growth in the low teens in our UC revenues. Consumer net revenues were $61.6 million, up 13%, or $7.1 million, driven by increases in our stereo Bluetooth and gaming product revenues.

Total net revenues for the first half of FY17 of $439.3 million were up 4% or $17.9 million compared to the first half of FY16. This increase was driven by growth in our Consumer product revenues which increased 18% or $19.7 million, slightly offset by a decline in Enterprise net revenues of 1% or $1.8 million. The decrease in Enterprise revenues was driven by declines in core Enterprise and almost entirely offset by 18% growth in UC revenues.

Revenues in the Americas region were up 1%, or $1.1 million for the quarter, and up 5%, or $14.2 million year-to-date. Revenues in the Europe and Africa region were down 1%, or $0.3 million for the quarter, and up 4%, or $3.7 million year-to-date. The Asia Pacific region was up 1%, or $0.4 million for the quarter, and flat year-to-date.

Gross Margin

Our Q2 FY17 GAAP gross margin was 51.1%, a decrease of 50 basis points compared to the prior year quarter. Our GAAP gross margin for the first half of FY17 was 50.9%, a decrease of 90 basis points compared to the prior year period.

Our Q2 FY17 Non-GAAP gross margin was 51.4%, a decrease of 60 basis points compared to the prior year quarter. Our Non-GAAP gross margin for the first half of FY17 was 51.3%, a decrease of 90 basis points compared to the prior year period.

The decreases in GAAP and Non-GAAP gross margins for both periods were primarily due to a higher mix of revenues from Consumer and UC products partially offset by lower material costs and the favorable effect of the non-recurrence of a $3.6 million revenue adjustment taken in the year ago quarter.

Operating Expenses

Total GAAP operating expenses for Q2 FY17 were $78.5 million, up 2.1%, or $1.6 million compared to Q2 FY16. Total GAAP operating expenses for the first half of FY17 were $160.3 million.

Total Non-GAAP operating expenses for Q2 FY17 were $69.0 million, which is flat compared to Q2 FY16. Total Non-GAAP operating expenses in the first half of FY17 including litigation gains and losses were $144.2 million, up 3.4%, or $4.7 million.

The year-to-date increases in GAAP and Non-GAAP operating expenses was driven primarily by a $5 million litigation charge related to sanctions in the GN anti-trust case taken in the first quarter. Excluding gains and losses from litigation settlements and GAAP-only charges/credits for executive transition costs and restructuring adjustments, both GAAP and Non-GAAP operating expenses declined slightly compared to 4% growth in revenues due to cost reduction efforts taken earlier in the calendar year.

Operating Income

GAAP operating income for the second quarter of FY17 was $32.0 million, a decrease of 6.3%, or $2.1 million. As a percentage of revenues, GAAP operating income for the second quarter was 14.8%, compared to 15.9% in the year ago quarter. GAAP operating income for the first half of FY17 was $63.2 million, a decrease of 0.4%, or $0.3 million. As a percentage of revenues, GAAP operating income for the first half of FY17 was 14.4%, compared to 15.1% in the first half of FY16.

Non-GAAP operating income for the second quarter was $42.3 million, a decrease of 1.7%, or $0.7 million. As a percentage of revenue, Non-GAAP operating income for the second quarter was 19.6%, compared to 20.0% in the year ago quarter. Non-GAAP operating income for the first half of FY17 was $80.9 million, an increase of 0.6%, or $0.5 million. As a percentage of revenue, Non-GAAP operating income for the first half of the year was 18.4%, compared to 19.1% in the first half of FY16.

The year over year decrease in GAAP operating income was driven primarily by the impact of executive transition costs recorded in the quarter and a decrease in gross margin, described above. The year over year decrease in Non-GAAP operating income was driven primarily by a decrease in gross margin, driven primarily by product mix shift described above. The year-to-date decreases in GAAP and Non-GAAP operating income were driven primarily by a decrease in gross margin (discussed above).

Earnings Per Share

GAAP EPS for the quarter was $0.63, up $0.11 and 21.2% from the prior year quarter. GAAP EPS for the first half of FY17 was $1.24, up $0.17 and 15.9% from the first half of FY16.

Non-GAAP EPS for the quarter was $0.82, up $0.12 and 17.1% from the prior year quarter. Non-GAAP EPS for the first half of FY17 was $1.58, up $0.22 and 16.2% from the first half of FY16.

GAAP and Non-GAAP EPS was positively impacted by $0.03 as a result of share repurchases made over the past year. We repurchased approximately 170,000 shares in the quarter and spent approximately $8 million for share repurchases. Year-to-date GAAP and Non-GAAP EPS was positively impacted by $0.17 as a result of share repurchases made over the past year. We repurchased approximately 613,000 shares and paid approximately $27 million on share repurchases year-to-date.

Balance Sheet and Cash Flow Highlights

We finished the second quarter of FY17 with $554 million in cash and investments on our balance sheet and generated $36 million in cash flow from operations during the quarter. Our cash flow from operations was higher than the $23 million we recorded in Q2 FY16, primarily due to a shorter cash conversation cycle and higher net income (after adjusting for non-cash items).

Of the $554 million in cash and investments at the end of the second quarter of FY17, $28 million was domestic. We used approximately $8 million to repurchase shares of our common stock during the quarter.

Capital Expenditures were $7 million for the quarter and our most significant investments were related to upgrades and improvements to our manufacturing capabilities, as well as our new European headquarters facility in the Netherlands, which opened in October. For the full fiscal year, we are expecting to invest between $25 million and $30 million in capital expenditures. Our long-term expectation for capital expenditures is approximately 2.5% of revenues.

Plantronics Announces Quarterly Dividend of $0.15

We are also announcing that we have declared a quarterly dividend of $0.15 per common share, to be paid on December 9, 2016 to all shareholders of record as of the close of business on November 18, 2016.

Completion of Prior 1,000,000 Share Repurchase Program

We recently completed our 1,000,000 share repurchase program announced on February 1, 2016, and have commenced repurchasing shares under the additional 1,000,000 repurchase program announced on August 2, 2016.

Upcoming Events

Plantronics will be presenting at the Raymond James Conference on December 8th. Information on how to access the presentation webcast can be found at investor.plantronics.com under Upcoming Events.

Business Outlook

The following statements are based on our current expectations and many of these statements are forward-looking. Actual results are subject to a variety of risks and uncertainties and may differ materially from our expectations.

We have a “book and ship” business model whereby we fulfill the majority of orders received within 48 hours of receipt of those orders. However, our backlog is occasionally subject to cancellation or rescheduling by our customers on short notice with little or no penalty. Therefore, there is a lack of meaningful correlation between backlog at the end of a fiscal period and net revenues in a succeeding fiscal period.

Our business is inherently difficult to forecast, particularly with continuing uncertainty in regional economic conditions and currency fluctuations, and there can be no assurance that expectations of incoming orders over the balance of the current quarter will materialize.

Subject to the foregoing, we currently expect the following range of financial results for the third quarter of fiscal year 2017 (all amounts assuming currency rates remain stable):

•	Net revenues of $227 million to $237 million;

•	GAAP operating income of $32 million to $37 million;

•	Non-GAAP operating income of $40 million to $45 million, excluding the impact of $8 million from stock-based compensation.

•	Assuming approximately 33 million diluted average weighted shares outstanding:

•	GAAP diluted EPS of $0.57 to $0.67;

•	Non-GAAP diluted EPS of $0.77 to $0.87; and

•	Cost of stock-based compensation and GAAP only related tax charges to be approximately $0.20 per diluted share.

Please see our updated Investor Relations Presentation available on our corporate website at investor.plantronics.com.

Conference Call and Prepared Remarks

Plantronics is providing a copy of prepared remarks in combination with its press release. These remarks are offered to provide shareholders and analysts with additional time and detail for analyzing results in advance of our quarterly conference call. The remarks will be available in the Investor Relations section of our website along with this press release.

We have scheduled a conference call to discuss second quarter fiscal year 2017 financial results. The conference call will take place today, November 1, 2016 at 2:00 PM (Pacific Time). All interested investors and potential investors in our stock are invited to participate. To listen to the call, please dial in five to ten minutes prior to the scheduled starting time and refer to the “Plantronics Conference Call.”  The dial-in from North America is (888) 301-8736 and the international dial-in is (706) 634-7260.

A replay of the call with the conference ID #91956764 will be available until December 1, 2016 at (855) 859-2056 or (800) 585-8367 for callers from North America and at (404) 537-3406 for all other callers. The conference call will also be simultaneously webcast in the Investor Relations section of our corporate website at investor.plantronics.com, and the webcast of the conference call will remain available on our website for one month. A reconciliation between our GAAP and non-GAAP results is provided in the tables at the end of this press release.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, accelerated depreciation, early lease termination charges, and executive transition charges, all net of the associated tax impact, tax benefits from the release of tax reserves, transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

As a company with significant global operations and sales, fluctuations in foreign currency exchange rates may have a material effect on our reported results. Consequently, we also present supplemental metrics as identified in the reconciliation within this release “on a constant currency basis” which excludes the impact of currency exchange rate fluctuations. The constant currency presentation, which is a non-GAAP measure, is intended to supplement our reported operating results and, when considered in conjunction with the corresponding GAAP measures, facilitate a better understanding of changes in the metrics from period to period and core operations. We calculate constant currency percentages by removing any hedge gains or losses from the particular metric in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period and comparing these adjusted amounts to the corresponding current period metric.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to: (i) improving Non-GAAP operating margin in fiscal year 2017 as compared to fiscal year 2016; (ii) our key objectives, in particular accelerating revenue and profit growth while strategically investing in new opportunities; (iii) estimates of GAAP and non-GAAP financial results for the third quarter of fiscal year 2017, including net revenues, operating income and diluted EPS; (iv) our estimates of stock-based compensation and executive transition costs, as well as the impact of these non-cash expenses on Non-GAAP operating income and diluted EPS for the second quarter of fiscal year 2017; and (v) our estimate of weighted average shares outstanding for the third quarter of fiscal year 2017, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

•	Micro and macro-economic conditions in our domestic and international markets;

•
our ability to realize and achieve positive financial results projected to arise from UC adoption could be adversely affected by a variety of factors including the following: (i) as UC becomes more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our headsets which, in turn, will reduce the sales prices for our headsets; (ii) our plans are dependent upon adoption of our UC solution by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., and Alcatel-Lucent, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UC infrastructure consistent with changing customer purchasing expectations; (vi) as UC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (vii) UC solutions generally, or our solutions in particular, may not be adopted with the breadth and speed in the marketplace that we currently anticipate; (viii) sales cycles for more complex UC deployments are longer as compared to our traditional Enterprise products; (ix) UC may evolve rapidly and unpredictably and our inability to timely and cost-effectively adapt to those changes and future requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UC products are and will be integrated;

•
failure to match production to demand given long lead times and the difficulty of forecasting unit volumes and acquiring the component parts and materials to meet demand without having excess inventory or incurring cancellation charges;

•	volatility in prices from our suppliers, including our manufacturers located in China, have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	with respect to our stock repurchase program, prevailing stock market conditions generally, and the price of our stock specifically;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•
additional risk factors including: interruption in the supply of sole-sourced critical components, continuity of component supply at costs consistent with our plans, and the inherent risks of our substantial foreign operations; and

•	seasonality in one or more of our product categories.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 16, 2016 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Summaries

The following related charts are provided:

•	Summary Unaudited Condensed Consolidated Financial Statements

•	Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures

•	Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and Other Unaudited GAAP Data

About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics is a registered trademark of Plantronics, Inc. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics, Inc. under license. All other trademarks are the property of their respective owners.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Net revenues	$215,017	$216,183	$421,375	$439,289
Cost of revenues	104,047	105,737	203,047	215,770
Gross profit	110,970	110,446	218,328	223,519
Gross profit %	51.6%	51.1%	51.8%	50.9%

Research, development, and engineering	22,609	22,379	45,803	44,723
Selling, general, and administrative	54,296	56,875	109,974	112,662
(Gain) loss, net from litigation settlements	(31)	(349)	(907)	4,390
Restructuring and other related charges/adjustments	—	(415)	—	(1,463)
Total operating expenses	76,874	78,490	154,870	160,312
Operating income	34,096	31,956	63,458	63,207
Operating income %	15.9%	14.8%	15.1%	14.4%

Interest expense	(7,320)	(7,257)	(10,061)	(14,545)
Other non-operating income and (expense), net	(2,138)	1,340	(2,423)	3,692
Income before income taxes	24,638	26,039	50,974	52,354
Income tax expense	6,742	5,565	11,850	11,493
Net income	$17,896	$20,474	$39,124	$40,861

% of net revenues	8.3%	9.5%	9.3%	9.3%

Earnings per common share:
Basic	$0.53	$0.63	$1.09	$1.27
Diluted	$0.52	$0.63	$1.07	$1.24

Shares used in computing earnings per common share:
Basic	33,590	32,281	35,796	32,269
Diluted	34,245	32,726	36,676	32,865

Effective tax rate	27.4%	21.4%	23.2%	22.0%

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands)

UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2016	2016
ASSETS
Cash and cash equivalents	$235,266	$244,455
Short-term investments	160,051	178,485
Total cash, cash equivalents, and short-term investments	395,317	422,940
Accounts receivable, net	128,219	136,779
Inventory, net	53,162	52,686
Other current assets	20,297	27,476
Total current assets	596,995	639,881
Long-term investments	145,623	130,695
Property, plant, and equipment, net	149,735	152,263
Goodwill and purchased intangibles, net	15,827	15,702
Deferred tax and other assets	25,257	21,986
Total assets	$933,437	$960,527
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$39,133	$42,779
Accrued liabilities	70,034	71,452
Total current liabilities	109,167	114,231
Long-term debt, net of issuance costs	489,609	490,334
Long-term income taxes payable	11,968	12,874
Other long-term liabilities	10,294	12,392
Total liabilities	621,038	629,831
Stockholders' equity	312,399	330,696
Total liabilities and stockholders' equity	$933,437	$960,527

PLANTRONICS, INC.
SUMMARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Cash flows from operating activities
Net Income	$17,896	$20,474	$39,124	$40,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,833	5,119	9,819	10,265
Amortization of debt issuance cost	362	363	483	725
Stock-based compensation	8,832	7,903	16,882	16,316
Excess tax benefit from stock-based compensation	(759)	(600)	(3,150)	(939)
Deferred income taxes	(1,339)	(2,391)	2,807	2,499
Provision for excess and obsolete inventories	682	902	1,084	1,674
Restructuring charges/adjustments	—	(415)	—	(1,463)
Cash payments for restructuring charges	—	(948)	—	(3,736)
Other operating activities	(1,500)	1,071	3,037	(849)
Changes in assets and liabilities:
Accounts receivable, net	(11,404)	(3,837)	(2,825)	(8,366)
Inventory, net	(2,524)	384	(2,166)	(1,102)
Current and other assets	679	(1,659)	(2,190)	(2,331)
Accounts payable	4,058	(2,935)	9,016	4,120
Accrued liabilities	6,883	11,814	671	10,444
Income taxes	(3,725)	431	(6,144)	(2,305)
Cash provided by operating activities	22,974	35,676	66,448	65,813

Cash flows from investing activities
Proceeds from sale of investments	8,454	51,155	24,829	125,504
Proceeds from maturities of investments	14,980	29,500	40,405	63,853
Purchase of investments	(17,757)	(85,638)	(61,591)	(192,349)
Capital expenditures	(9,126)	(6,612)	(13,092)	(14,191)
Cash used for investing activities	(3,449)	(11,595)	(9,449)	(17,183)

Cash flows from financing activities
Repurchase of common stock	(188,776)	(8,189)	(473,220)	(26,828)
Employees' tax withheld and paid for restricted stock and restricted stock units	(596)	(331)	(10,499)	(9,123)
Proceeds from issuances under stock-based compensation plans	5,994	5,019	9,071	5,752
Proceeds from revolving line of credit	—	—	155,749	—
Repayments of revolving line of credit	—	—	(190,249)	—
Proceeds from bonds issuance, net	(1,269)	—	488,401	—
Payment of cash dividends	(5,158)	(5,001)	(10,986)	(9,971)
Excess tax benefit from stock-based compensation	759	600	3,150	939
Other financing activities	—	761	—	761
Cash used for financing activities	(189,046)	(7,141)	(28,583)	(38,470)
Effect of exchange rate changes on cash and cash equivalents	(1,022)	42	(430)	(971)
Net increase (decrease) in cash and cash equivalents	(170,543)	16,982	27,986	9,189
Cash and cash equivalents at beginning of period	475,379	227,473	276,850	235,266
Cash and cash equivalents at end of period	$304,836	$244,455	$304,836	$244,455

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
GAAP Gross profit	$110,970	$110,446	$218,328	$223,519
Stock-based compensation	879	778	1,658	1,620
Non-GAAP Gross profit	$111,849	$111,224	$219,986	$225,139
Non-GAAP Gross profit %	52.0%	51.4%	52.2%	51.3%

GAAP Research, development, and engineering	$22,609	$22,379	$45,803	$44,723
Stock-based compensation	(2,619)	(2,408)	(4,978)	(4,892)
Purchase accounting amortization	(63)	(63)	(125)	(125)
Non-GAAP Research, development, and engineering	$19,927	$19,908	$40,700	$39,706

GAAP Selling, general, and administrative	$54,296	$56,875	$109,974	$112,662
Stock-based compensation	(5,334)	(4,717)	(10,246)	(9,804)
Executive transition costs	—	(2,759)	—	(2,759)
Non-GAAP Selling, general, and administrative	$48,962	$49,399	$99,728	$100,099

GAAP Operating expenses	$76,874	$78,490	$154,870	$160,312
Stock-based compensation	(7,953)	(7,125)	(15,224)	(14,696)
Executive transition costs	—	(2,759)	—	(2,759)
Purchase accounting amortization	(63)	(63)	(125)	(125)
Restructuring and other related charges/adjustments	—	415	—	1,463
Non-GAAP Operating expenses	$68,858	$68,958	$139,521	$144,195

PLANTRONICS, INC.
UNAUDITED RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
($ in thousands, except per share data)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS DATA (CONTINUED)

	Three Months Ended				Six Months Ended
	September 30,				September 30,
	2015		2016		2015		2016
GAAP Operating income	$34,096		$31,956		$63,458		$63,207
Stock-based compensation	8,832		7,903		16,882		16,316
Executive transition costs	—		2,759		—		2,759
Purchase accounting amortization	63		63		125		125
Restructuring and other related charges/adjustments	—		(415)		—		(1,463)
Non-GAAP Operating income	$42,991		$42,266		$80,465		$80,944

GAAP Net income	$17,896		$20,474		$39,124		$40,861
Stock-based compensation	8,832		7,903		16,882		16,316
Executive transition costs	—		2,759		—		2,759
Purchase accounting amortization	63		63		125		125
Restructuring and other related charges/adjustments	—		(415)		—		(1,463)
Income tax effect of above items	(2,656)		(3,839)		(4,994)		(6,592)
Income tax effect of unusual tax items	(177)	(1)	(53)	(1)	(1,171)	(1)	(139)	(1)
Non-GAAP Net income	$23,958		$26,892		$49,966		$51,867

GAAP Diluted earnings per common share	$0.52		$0.63		$1.07		$1.24
Stock-based compensation	0.26		0.24		0.46		0.50
Executive transition costs	—		0.08		—		0.08
Restructuring and other related charges/adjustments	—		(0.01)		—		(0.04)
Income tax effect	(0.08)		(0.12)		(0.17)		(0.20)
Non-GAAP Diluted earnings per common share	$0.70		$0.82		$1.36		$1.58

Shares used in diluted earnings per common share calculation	34,245		32,726		36,676		32,865

(1)	Excluded amounts represent tax benefits from the release of tax reserves.

Use of Non-GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a GAAP basis, we use non-GAAP measures of operating results, including non-GAAP operating income, non-GAAP net income and non-GAAP diluted EPS which exclude certain non-cash expenses and charges that are included in the most directly comparable GAAP measure. These non-cash charges and expenses include stock-based compensation related to stock options, restricted stock and employee stock purchases made under our employee stock purchase plan, purchase accounting amortization, accelerated depreciation, early lease termination charges, and executive transition costs, all net of the associated tax impact, tax benefits from the release of tax reserves, transfer pricing, tax deduction and tax credit adjustments, and the impact of tax law changes.  We exclude these expenses from our non-GAAP measures primarily because Plantronics’ management does not believe they are part of our target operating model.  We believe that the use of non-GAAP financial measures provides meaningful supplemental information regarding our performance and liquidity and helps investors compare actual results with our long-term target operating model goals.  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods; however, non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to, gross margin, operating income, operating margin, net income or EPS prepared in accordance with GAAP.

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data
($ in thousands, except per share data)
	Q116	Q216	Q316	Q416	Q117	Q217
GAAP Gross profit	$107,358	$110,970	$109,516	$106,830	$113,073	$110,446
Stock-based compensation	779	879	811	837	842	778
Non-GAAP Gross profit	$108,137	$111,849	$110,327	$107,667	$113,915	$111,224
Non-GAAP Gross profit %	52.4%	52.0%	48.9%	51.3%	51.1%	51.4%

GAAP Operating expenses	$77,996	$76,874	$82,868	$88,895	$81,822	$78,490
Stock-based compensation	(7,271)	(7,953)	(6,906)	(7,829)	(7,571)	(7,125)
Executive transition costs	—	—	—	—	—	(2,759)
Purchase accounting amortization	(62)	(63)	(62)	(63)	(62)	(63)
Restructuring and other related charges/adjustments	—	—	(8,433)	(7,727)	1,048	415
Non-GAAP Operating expenses	$70,663	$68,858	$67,467	$73,276	$75,237	$68,958

GAAP Operating income	$29,362	$34,096	$26,648	$17,935	$31,251	$31,956
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903
Executive transition costs	—	—	—	—	—	2,759
Purchase accounting amortization	62	63	62	63	62	63
Restructuring and other related charges/adjustments	—	—	8,433	7,727	(1,048)	(415)
Non-GAAP Operating income	$37,474	$42,991	$42,860	$34,391	$38,678	$42,266
Non-GAAP Operating income %	18.2%	20.0%	19.0%	16.4%	17.3%	19.6%

GAAP Income before income taxes	$26,336	$24,638	$19,829	$11,373	$26,315	$26,039
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903
Executive transition costs	—	—	—	—	—	2,759
Purchase accounting amortization	62	63	62	63	62	63
Restructuring and other related charges/adjustments	—	—	8,433	7,727	(1,048)	(415)
Non-GAAP Income before income taxes	$34,448	$33,533	$36,041	$27,829	$33,742	$36,349

GAAP Income tax expense	$5,108	$6,742	$3,541	$(1,607)	$5,928	$5,565
Income tax effect of above items	2,338	2,656	3,549	6,004	2,753	3,839
Income tax effect of unusual tax items	994	177	1,419	2,386	86	53
Non-GAAP Income tax expense	$8,440	$9,575	$8,509	$6,783	$8,767	$9,457
Non-GAAP Income tax expense as a % of Non-GAAP Income before income taxes	24.5%	28.6%	23.6%	24.4%	26.0%	26.0%

Summary of Unaudited Reconciliations of GAAP Measures to Non-GAAP Measures and other Unaudited GAAP Data (Continued)
($ in thousands, except per share data)
	Q116	Q216	Q316	Q416	Q117	Q217
GAAP Net income	$21,228	$17,896	$16,288	$12,980	$20,387	$20,474
Stock-based compensation	8,050	8,832	7,717	8,666	8,413	7,903
Executive transition costs	—	—	—	—	—	2,759
Purchase accounting amortization	62	63	62	63	62	63
Restructuring and other related charges/adjustments	—	—	8,433	7,727	(1,048)	(415)
Income tax effect of above items	(2,338)	(2,656)	(3,549)	(6,004)	(2,753)	(3,839)
Income tax effect of unusual tax items	(994)	(177)	(1,419)	(2,386)	(86)	(53)
Non-GAAP Net income	$26,008	$23,958	$27,532	$21,046	$24,975	$26,892

GAAP Diluted earnings per common share	$0.55	$0.52	$0.49	$0.39	$0.62	$0.63
Stock-based compensation	0.21	0.26	0.24	0.26	0.26	0.24
Executive transition costs	—	—	—	—	—	0.08
Restructuring and other related charges/adjustments	—	—	0.25	0.23	(0.03)	(0.01)
Income tax effect	(0.09)	(0.08)	(0.15)	(0.24)	(0.09)	(0.12)
Non-GAAP Diluted earnings per common share	$0.67	$0.70	$0.83	$0.64	$0.76	$0.82

Shares used in diluted earnings per common share calculation	38,943	34,245	33,259	33,038	32,818	32,726

SUMMARY OF UNAUDITED GAAP DATA
($ in thousands)
Net revenues from unaffiliated customers:
Enterprise	$151,757	$160,468	$158,251	$156,190	$155,897	$154,542
Consumer	54,601	54,549	67,484	53,607	67,209	61,641
Total net revenues	$206,358	$215,017	$225,735	$209,797	$223,106	$216,183
Net revenues by geographic area from unaffiliated customers:
Domestic	$117,578	$123,803	$122,075	$119,166	$128,238	$119,062
International	88,780	91,214	103,660	90,631	94,868	97,121
Total net revenues	$206,358	$215,017	$225,735	$209,797	$223,106	$216,183

Balance Sheet accounts and metrics:
Accounts receivable, net	$127,160	$139,939	$136,402	$128,219	$133,155	$136,779
Days sales outstanding (DSO)	55	59	54	59	54	57
Inventory, net	$55,918	$57,760	$55,650	$53,162	$53,912	$52,686
Inventory turns	7.1	7.2	8.3	7.7	8.2	8.0